Freedom Financial Holdings, Inc

Second Amended and Restated Official Offer to Purchase Real Estate

Freedom Financial Holdings, Inc. (“FFH”) (Buyer) does hereby offer to acquire the real property from Robert W. Carteaux (“Carteaux”) and Stanley P. Lipp (“Lipp”) dba Carteaux/Lipp Realty (Seller) located at 6615 Brotherhood Way, Fort Wayne, Indiana 46825, pursuant to the following terms:

1. Purchase Price. The purchase price shall be the sum of seven hundred thousand dollars ($700,000) in cash at closing in addition to the Preferred Stock and Warrants set forth in Paragraphs 2 and 3, below.

2. Preferred Stock. FFH shall provide Class C Convertible Preferred Stock in the amount of three hundred thousand (300,000) shares (the “Shares”). Each Share will be valued at Two Dollars ($2.00) at issuance. The rights and preferences of the Class C Shares are attached hereto as Exhibit A. The Shares will be issued as follows: one hundred fifty thousand (150,000) issued to Carteaux and one hundred fifty thousand (150,000) issued to Lipp and will be subject to the following:

a. The Shares shall be convertible into common stock of FFH at 85% of the price set forth in FFH’s initial public offering (“Conversion Price”);

b. Conversion into common stock at the Conversion Price shall be automatic as of the date the Corporation files an initial registration statement (“Initial Registration Statement”) under the Securities Act of 1933.

c. The Class C Preferred Stock shall receive dividends, as stated in Exhibit A, if not converted into common stock.

3. Warrants. Warrants to acquire shares of common stock of FFH, in an amount equal to 150% of the number of shares the Class C Preferred Shares could be converted into as of the closing date of the initial public offering and shall be granted at the price set forth in FFH’s initial public offering of stock (the “IPO Price”); provided, however, the Warrants are not exercised for a period on one (1) year from the close of the initial public offering. Warrants shall expire five (5) years from the close of the initial public offering. The Common Stock Warrant Agreements for Carteaux and Lipp are attached hereto as Exhibits B and C, respectively.

4. Registration Rights. Piggyback registration rights for the shares of common stock into which the Preferred Stock can be converted and the common stock underlying the Warrants shall be granted to the extent of any secondary offering registered with the SEC. The Registration Rights Agreements for Carteaux and Lipp are attached hereto as Exhibits D and E, respectively.

421 East Cook Road, Suite 200, Fort Wayne, IN 46825
Phone: 260-490-5323* Fax 260-490-5004

Freedom Financial Holdings, Inc

5.	Taxes and Rents. All property taxes and rents will be pro-rated as of the day of closing.

6.	Financing is to be handled by Tower bank under the terms set forth by Tower in the commitment letter attached.

7.	All costs for inspections and appraisal required by the bank for financing will be paid for by buyer.

8.	Possession will take place on the day of closing.

9.	Sellers will provide clear title as required by law.

This Amended and Restated Offer is made January 9, 2007 by:

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Brian Kistler CEO, Freedom Financial Holdings, Inc

I hereby agree and accept the terms as written above January 9, 2007:

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Stanley P. Lipp

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Robert W. Carteaux

421 East Cook Road, Suite 200, Fort Wayne, IN 46825
Phone: 260-490-5323* Fax 260-490-5004